UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
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Specialty Underwriters’ Alliance, Inc.

(Name of Registrant as Specified In Its Charter)

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On April 21, 2009, Specialty Underwriters’ Alliance, Inc. (“SUA”) issued the following press release, which was also posted to the website http://ir.suainsurance.com/proxy.cfm.

FOR FURTHER INFORMATION:
Specialty Underwriters’ Alliance, Inc.	Financial Relations Board
Scott Goodreau	Leslie Loyet
(888) 782-4672	(312) 640-6672
sgoodreau@suainsurance.com	lloyet@mww.com
FOR IMMEDIATE RELEASE
TUESDAY, APRIL 21, 2009
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
URGES STOCKHOLDERS TO REJECT
ELECTION OF HALLMARK BOARD SLATE
CHICAGO — April 21, 2009 — Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) (“SUA” or the “Company”) announced today that the Company is currently distributing a letter to stockholders in response to the proxy contest being waged by Hallmark Financial Services, Inc.
The text of the letter to stockholders can be seen in its entirety below:
[Specialty Underwriters’ Alliance letterhead]
April 21, 2009
Dear Fellow Stockholders:
     We previously sent you proxy materials and a WHITE proxy card relating to the upcoming Annual Stockholders’ Meeting of Specialty Underwriters’ Alliance, Inc. (“SUA” or the “Company”). No matter how many shares you own, it is very important that you be represented at the Annual Meeting. You have likely also received a gold proxy card from Hallmark Financial Services, Inc. (“Hallmark”), asking you to support its nominees in what we believe is an attempt by Hallmark to gain effective control of SUA without adequately compensating all of SUA’s stockholders.
     We are extremely pleased that Glass Lewis & Co., a leading independent proxy advisor to a large number of the world’s largest institutional investors, has very recently issued its recommendation to SUA’s stockholders to REJECT Hallmark’s nominees.

AS YOU WILL SEE BELOW, HALLMARK’S MATERIALS ARE FULL OF HALF-TRUTHS AS WELL AS OUTRIGHT INACCURACIES:
With regard to a takeover proposal made by Hallmark last year, Hallmark has stated “SUA’s Board rejected Hallmark’s proposal and refused to enter into discussions with Hallmark.”
THE TRUTH:
•	SUA’S BOARD DELIBERATED FULLY WITH ITS LEGAL AND FINANCIAL ADVISORS IN 2008 AND DETERMINED THE OFFER WAS WELL BELOW MARKET FOR INSURANCE ACQUISITIONS.

•	THIS SENTIMENT WAS UNANIMOUSLY SUPPORTED BY THE MANY STOCKHOLDERS WE VISITED AFTER THE DECISION IN 2008.

•	THE COMPANY’S SENIOR MANAGEMENT HAS MET WITH HALLMARK DURING 2008 AND 2009 AT HALLMARK’S REQUEST.

•	FOUR OF SUA’S INDEPENDENT DIRECTORS HAVE MET WITH HALLMARK’S CHAIRMAN, MARK SCHWARZ, AND CEO, MARK MORRISON, TO HEAR THEIR PERSPECTIVES AND POSITIONS.

•	OUR BOARD WILL CONTINUE TO CONSIDER WHETHER A SALE OR MERGER WILL BEST INCREASE VALUE FOR OUR STOCKHOLDERS AS COMPARED TO ORGANIC GROWTH.

•	WE BELIEVE ANY SALE OR MERGER TRANSACTION SHOULD RECOGNIZE THE LONG-TERM POTENTIAL OF THE SUA BUSINESS PLATFORM.
Hallmark tells you it believes that “SUA needs improved corporate governance.”
THE TRUTH:
•	RISKMETRICS GROUP RATES SUA AS HAVING A BETTER CORPORATE GOVERNANCE QUOTIENT (“CGQ”) THAN 83.1% OF RATED INSURANCE COMPANIES.

•	HALLMARK’S CGQ IS BETTER THAN JUST 31.4% OF INSURANCE COMPANIES.

•	THE STRATEGIC REVIEW COMMITTEE OF SUA (COMPOSED SOLELY OF INDEPENDENT DIRECTORS) PROACTIVELY REVIEWS SUA’S PROSPECTS AND STRATEGIC ALTERNATIVES WITH THE INTERESTS OF ALL SUA STOCKHOLDERS IN MIND — NOT JUST THE INTERESTS OF HALLMARK FINANCIAL.

Hallmark accuses SUA of entering into change of control and employment agreements with its senior management as a defensive measure and reaction to their initial indication of interest in merging with SUA.
THE TRUTH:
•	OUR COMPENSATION COMMITTEE (COMPRISED OF INDEPENDENT BOARD MEMBERS) CONDUCTED A COMPREHENSIVE REVIEW OF OUR OFFICER COMPENSATION DURING CALENDAR 2007 WITH THE ASSISTANCE OF F.W. COOK, A NATIONALLY RECOGNIZED COMPENSATION CONSULTANT.

•	OUR COMPENSATION COMMITTEE RE-NEGOTIATED EXISTING EMPLOYMENT AGREEMENTS DURING 2007 AND EARLY 2008 AND APPROVED THE REVISED AGREEMENTS MORE THAN TWO MONTHS PRIOR TO HALLMARK’S WRITTEN OFFER (A MERE FOUR DAYS AFTER HALLMARK RAISED THE POSSIBILITY OF A BUSINESS COMBINATION).

•	POTENTIAL SEVERANCE PAYMENTS UNDER THE NEW AGREEMENTS ARE LESS THAN THOSE PROVIDED FOR IN THE INITIAL EMPLOYMENT AGREEMENTS THAT WERE IN PLACE WHEN THE COMPANY WENT PUBLIC.
Hallmark claims that SUA has performed well below the industry and its peers.
THE TRUTH:
•	SUA WENT PUBLIC IN LATE 2004 AND, DESPITE TOUGH ECONOMIC TIMES, HAS MADE CONSIDERABLE STRIDES TO GROW ITS BUSINESS.

•	IN FACT, OVER THE PAST THREE YEARS:
•	SUA’S BOOK VALUE GROWTH HAS AVERAGED 9.2% ANNUALLY.

•	SUA’S AVERAGE RETURN ON EQUITY HAS BEEN 7.6%.

•	SUA’S STOCK PRICE HAS BEATEN THE S&P 500 P&C INSURANCE INDEX.
Hallmark compares our expense ratios to the industry and points out that they are high.
THE TRUTH :
•	OUR LOSS RATIOS ARE APPROXIMATELY 10% LOWER THAN THE INDUSTRY.[1]

•	A MORE APPROPRIATE MEASUREMENT IS OUR COMBINED RATIO (EXPENSE AND LOSS RATIO), WHICH HAS AVERAGED BETTER THAN THE INDUSTRY OVER THE LAST THREE YEARS.[1]

[1]	Based on SNL Financial, Inc. P&C Industry Data.

HALLMARK IS ASKING YOU TO ELECT ITS NOMINEES WHEN THEY BRING NO EXPERIENCE THAT IS NOT ALREADY PRESENT ON YOUR BOARD.
BESIDES ITS STATED GOAL OF ACQUIRING SUA, HALLMARK HAS PRESENTED YOU WITH NO PLAN AS TO WHAT IT BELIEVES THE COMPANY SHOULD DO DIFFERENTLY.
Send a message to Hallmark. Discard any gold proxy card you receive. Please do not return the gold proxy card, even to vote against the Hallmark nominees. Doing so will override any previous vote you have cast for your current Board’s nominees.
Please support your Company and vote your shares today.
Thank you for your time and attention.
Sincerely,
Your Board of Directors
If you have questions or need assistance voting your shares, please call:
The Altman Group, Inc.
1200 Wall Street West, 3rd Floor
Lyndhurst, NJ 07071
Toll Free at: (866) 620-5668
or
(201) 806-7300

•	Even if you have previously signed a gold proxy card, you should sign, date and return the enclosed WHITE PROXY CARD. You have the right to change your vote and only the latest dated proxy counts.
•	Please do not send back any gold proxy card you receive, even to vote against the Hallmark candidates. Doing so will cancel any prior vote you cast for your board. Please return only the WHITE PROXY CARD.
If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE PROXY CARD.

About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, professional employer organizations, public entities, and contractors. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.
Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.